Exhibit 10.24

LIONANO SE INC.

Executive Chairman Engagement Agreement

This Advisory Agreement (the “Agreement”), made this 9th day of March, 2020 is entered into by Lionano SE Inc., a Delaware corporation (the “Company”), and Joe Taylor, an individual residing at [***] (the “Consultant”).

WHEREAS, the Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Schedule A to this Agreement. The Consultant also agrees to serve as Executive Chairman to the Board of Directors, and provide the Company with related services that may be requested from time to time by the Company.

2Term. This Agreement shall commence on the date hereof and shall continue until March 8th, 2021 (such period, as it may be extended or sooner terminated in accordance with the provisions of Section 4, being referred to as the “Consultation Period”).

3Compensation.

3.1Fees. The Company shall pay to the Consultant $_15,000_ per month, payable in arrears on the last day of each month. Payment for any partial month shall be prorated.

3.2Equity. Subject to the approval of the Board of Directors, the Company will grant to you a stock option (the “Option”) under the Company’s stock incentive plan (the “Stock Plan”) to purchase an aggregate of 113,067 shares of common stock of the Company (representing 0.9% of fully diluted Company equity) at an exercise price per share equal to the fair market value at the time of approval of the Option by the Board of Directors (subject to adjustment for any stock splits or recapitalizations occurring after the date of this Agreement and the grant date). The shares will have a vesting commencement date of October 28, 2019. The Option will be evidenced in writing by, and subject to the terms of the Stock Plan and a stock option agreement provided by the Company.

3.3Expenses. The Company shall reimburse the Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of Consultant s services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof.

Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $500.00 per month without the prior written approval of the Company.

3.4Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

4Termination. This Agreement may be terminated prior to March 8th, 2021 in the following manner: (a) by either the Company or the Consultant upon not less than thirty (30) days prior written notice to the other party; (b) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; or (c) at any time upon the mutual written consent of the parties hereto. In the event of termination, the Consultant shall be entitled to payment for services performed and (subject to the limitation in Section 3.2) for expenses paid or incurred prior to the effective date of termination that have not been previously paid. Such payment shall constitute full settlement of any and all claims of the Consultant of every description against the Company. Notwithstanding the foregoing, the Company may terminate this Agreement effective immediately by giving written notice to the Consultant if the Consultant breaches or threatens to breach any provision of Sections 6 or 7.

5Cooperation. The Consultant shall use Consultant s best efforts in the performance of Consultant s obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform Consultant s obligations hereunder. The Consultant shall cooperate with the Company s personnel, shall not interfere with the conduct of the Company s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6Proprietary Information and Inventions.

6.1Proprietary Information.

(a)The Consultant acknowledges that Consultant s relationship with the Company is one of high trust and confidence and that in the course of Consultant s service to the Company, Consultant will have access to and contact with Proprietary Information. The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

(b)For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of Consultant s service as a consultant to the Company.

(c)The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into Consultant s custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of Consultant s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(d)The Consultant agrees that Consultant s obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and Consultant s obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

(e)The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

(f)The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company. Further, nothing herein prohibits the Consultant from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. In addition, notwithstanding the Consultant’s confidentiality and nondisclosure obligations, the Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret,

6.2	Inventions.

(a)All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others or under Consultant s direction and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the business of the Company or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Consultant s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Consultant not during normal working hours, not on the Company s premises and not using the Company s tools, devices, equipment or Proprietary Information. The Consultant further acknowledges that each original work of authorship which is made by the Consultant (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

(b)The Consultant agrees that if, in the course of performing the Services, the Consultant incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by the Consultant or in which the Consultant has an interest ( “Prior Inventions”), (i) the Consultant will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company s prior written permission.

(c)Upon the request of the Company and at the Company s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(d)The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

7Non-Solicitation. During the Consultation Period and for a period of six (6) months thereafter, the Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company; (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Consultant to solicit for employment, hire or engage as an independent contractor, any person who is employed or engaged by the Company; and/or (iii) solicit, divert or take away, the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts, of the Company that were contacted, solicited or served by the Consultant on behalf of the Company during the Consultation Period.

8Non-Exclusivity. The Company retains the right to contract with other companies and/or individuals for advisory services without restriction. Similarly, the Consultant retains the right to contract with other companies or entities for the Consultant’s advisory services without restriction.

9Other Agreements; Warranty.

9.1The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further represents that Consultant s performance of all the terms of this Agreement and the performance of the services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non- competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

9.2The Consultant hereby represents, warrants and covenants that Consultant has the skills and experience necessary to perform the services, that Consultant will perform said services in a professional, competent and timely manner, that Consultant has the power to enter into this Agreement and that Consultant s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

10Independent Contractor Status.

10.1The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

10.2The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services. In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant s control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant will provide all equipment and supplies required to perform the services. The Consultant is not required to attend regular meetings at the Company. However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

10.3In the performance of the services, the Consultant has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained. However, the services contemplated by the Agreement must meet the Company s standards and approval and shall be subject to the Company s general right of inspection and supervision to secure their satisfactory completion.

10.4The Consultant shall not use the Company s trade names, trademarks, service names or service marks without the prior approval of the Company.

10.5The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers compensation insurance coverage.

11Remedies. The Consultant acknowledges that any breach of the provisions of Sections 6 or 7 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

12Directors and Officers Insurance. During the term under this Agreement, the Company shall include you as an insured under its officers and directors insurance policy.

13Indemnification. You will receive indemnification as a director of the Company as set forth in the Company’s certificate of incorporation and bylaws.

14Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post

Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 13.

15Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

16Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

17Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

18Non-Assignability of Contract. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of Consultant s rights or delegate any of Consultant s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

19Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

20Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.

21Interpretation. If any restriction set forth in Section 6 or Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

22Survival. Sections 4 through 22 shall survive the expiration or termination of this Agreement.

23Miscellaneous.

23.1No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

23.2The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

23.3In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

COMPANY:

LIONANO SE INC.

By:	/s/ Siyu Huang
Name:	Siyu Huang
Title:	CEO

CONSULTANT:

/s/ Joe Taylor
Name:	Joe Taylor

SIGNATURE PAGE TO ADVISORY AGREEMENT

Schedule A

Description of Services